Exhibit 99

N E W S R E L E A S E

Contacts:	John S. Penshorn
Senior Vice President
952-936-7214

Patrick J. Erlandson
Chief Financial Officer
952-936-5901

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS RECORD

SECOND QUARTER GAAP NET EARNINGS OF $0.70 PER SHARE

•	Revenues for Second Quarter Rose 57% to Nearly $18 Billion

•	Operating Margin Expanded to 9.1%

•	Reported Operating Cash Flows were $1.7 Billion;

Adjusted Operating Cash Flows of $1.54 Billion Increased 24%

•	Earnings Per Share Increased 21%

MINNEAPOLIS (July 19, 2006) – UnitedHealth Group (NYSE: UNH) achieved record results in the second quarter of 2006, reported Chairman and CEO William W. McGuire, M.D. “Our services now extend to 70 million people, as we have significantly expanded our share in high-growth health care markets such as senior health care, consumer-driven health products, and technology and data services, as well as deepened our position in employer benefit services in key geographic markets,” stated Dr. McGuire. “Our operating momentum now supports earnings per share growth in the range of 23 percent to 25 percent in 2006, a further advance over our outlook of three months ago.”

Quarterly Financial Performance

Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues	$17.92 billion	$17.59 billion	$11.39 billion
Earnings From Operations	$1.64 billion	$1.49 billion	$1.25 billion
Operating Margin	9.1%	8.4%	11.0%

UnitedHealth Group Highlights

UnitedHealth Group first and second quarter 2006 revenues, earnings from operations and operating margins were significantly affected by the acquisition of PacifiCare Health Systems (PacifiCare) and the commencement of Medicare Part D. In the UnitedHealth Group and segment highlights, only sequential quarterly comparisons and commentary are provided for certain metrics, as year-over-year performance comparability is affected by the business mix changes driven by those two important developments.

•	Second quarter earnings per share of $0.70 increased 21 percent from $0.58 in the second quarter of 2005, and improved 7 cents or 11 percent from the first quarter of 2006.

•	Second quarter consolidated net earnings increased to $974 million, up $204 million or 26 percent year-over-year and $75 million or 8 percent from the first quarter of 2006.

•	Consolidated revenues of $17.9 billion increased $6.5 billion or 57 percent year-over-year, and $331 million or 2 percent from the first quarter of 2006.

•	Consolidated earnings from operations increased to $1.6 billion in the second quarter, up $389 million or 31 percent over the prior year, and up $152 million or 10 percent sequentially.

•	The Company expanded its reach to nearly 4 million entirely new individuals through the first six months of 2006, with strong growth achieved across employer health benefits programs, senior and government services offerings and specialty product lines.

•	Consolidated second quarter operating margin improved to 9.1 percent from 8.4 percent in the first quarter of 2006, reflecting diversified growth coupled with effective continuing expense management and improved underlying business performance in multiple businesses.

UnitedHealth Group Highlights – Continued

•	Second quarter operating costs of $2.6 billion increased by only $6 million from their level in first quarter 2006. Operating costs declined to 14.4 percent of revenues in the second quarter, an improvement of 70 basis points from the second quarter of 2005 and 20 basis points from the first quarter of 2006.

•	The consolidated medical care ratio (medical costs as a percentage of premium revenues), which includes all businesses and products, declined 50 basis points on a sequential quarter basis to 82.0 percent. As expected, on a year-over-year basis the consolidated medical care ratio increased due to the impact of the acquisition of PacifiCare and the commencement of Medicare Part D.

•	Consolidated medical costs payable, excluding the AARP division of Ovations, increased to $7.2 billion at June 30, 2006. Medical costs days payable, which includes all recent acquisitions and the Part D business, remained at 53 days for the quarter, comparable to its level of 53 days payable at March 31, 2006.

•	During the second quarter, the Company realized favorable development of $150 million in its previous estimates of medical costs incurred, virtually all of which pertained to prior years.

•	Accounts receivable, excluding the AARP division of Ovations, were $929 million at June 30, 2006, and represented 5 days sales outstanding.

•	Reported cash flows from operations were $1.7 billion for the second quarter, bringing year-to-date operating cash flows to $4.6 billion. Adjusted to align CMS payment timing to the proper periods, second quarter cash flows from operations were $1.54 billion, up 24 percent year-over-year, and adjusted year-to-date cash flows were $3.1 billion.

•	The Company repurchased 10 million shares during the second quarter of 2006, bringing the year-to-date total share repurchase to 40 million shares, or 3 percent of the shares outstanding at December 31, 2005.

•	Second quarter 2006 annualized return on equity was 22 percent, up from 20 percent in first quarter 2006.

•	The Company supplemented its GAAP results by reporting Part D normalized results for the second quarter of 2006 as follows: earnings per share of $0.73, revenues of $17.841 billion, medical costs of $13.392 billion, a consolidated medical care ratio of 81.5 percent, an operating cost ratio of 14.4 percent, earnings from operations of $1.705 billion, and net earnings of $1.017 billion. Because Part D benefit costs for the new Medicare Part D program are disproportionately higher in the first half of the contract year due to the benefit design, Part D normalized results assume that full-year Medicare Part D benefit costs are recognized based on actuarially projected utilization over the contract year. These amounts represent non-GAAP financial measures and have been presented to facilitate comparability with 2005 quarterly financial results. A further explanation of this basis of presentation and a reconciliation of such amounts to the comparable GAAP measures is included in the attached financial schedules.

Closing Comment

“We have a positive outlook for further earnings growth this year. Our businesses are in an excellent position to sustain growth and performance, driven by the overall value that their services, technologies and products offer to customers in the end-markets they serve,” concluded Dr. McGuire. “Our quarterly results should benefit substantively in the second half of 2006 from the natural seasonality embedded in a number of our businesses, including Medicare Part D. We therefore expect to see accelerating earnings per share growth in the second half of this year. At the same time, we continue to build a foundation for future growth in 2007 and beyond, and expect baseline earnings per share to climb another 15 percent in 2007 above our increased 2006 outlook of $2.91 to $2.95 per share.”

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of multistate mid-sized and local employers and for consumers. AmeriChoice facilitates and manages health care services for state-sponsored Medicaid programs and their beneficiaries. Ovations delivers health and well-being services to Americans over the age of 50.

Quarterly Financial Performance

Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues	$16.04 billion	$15.74 billion	$9.81 billion
Earnings From Operations	$1,202 million	$1,055 million	$911 million
Operating Margin	7.5%	6.7%	9.3%

Key Developments for Health Care Services

Health Care Services revenues, earnings from operations and operating margins were significantly affected on a year-over-year basis by the acquisition of PacifiCare and the commencement of Medicare Part D.

•	Revenues for Health Care Services grew $6.2 billion or 63 percent year-over-year and $302 million or 2 percent sequentially to $16.0 billion in the second quarter of 2006.

•	Second quarter Health Care Services earnings from operations of $1.2 billion increased $291 million or 32 percent year-over-year and $147 million or 14 percent sequentially.

•	The second quarter operating margin of 7.5 percent expanded 80 basis points sequentially due to an overall improvement in segment profitability and a significant reduction in the quarterly loss incurred on a GAAP basis in the Medicare Part D business.

Key Developments for Health Care Services – Continued

•	UnitedHealthcare second quarter revenues of $8.8 billion increased $2.1 billion or 31 percent year-over-year and $111 million or 1 percent sequentially.

•	The number of consumers served by UnitedHealthcare at June 30, 2006 was in line with the first quarter, with a gain in fee-based subscribers of 20,000 people offset by a net 45,000-person reduction in risk-based members, including the divestiture of business in Arizona pursuant to the conditions of the PacifiCare merger. This brought the UnitedHealthcare year-to-date net sales gain to 225,000 people. Combining UnitedHealthcare with Uniprise, UnitedHealth Group achieved strong enterprise-wide organic growth of 715,000 consumers in employer-sponsored health benefits through the first six months of 2006.

•	The second quarter 2006 medical care ratio for UnitedHealthcare was 79.9 percent, which was essentially stable with a ratio of 79.7 percent in the first quarter of 2006 for UnitedHealthcare. Excluding acquired commercial businesses, UnitedHealthcare had a medical care ratio of 78.9 percent in the second quarter of 2006, which was consistent with the first quarter 2006 ratio of 78.9 percent and up 30 basis points year-over-year from 78.6 percent in the second quarter of 2005. The 30 basis point increase reflected the fact that second quarter 2005 results for UnitedHealthcare included a comparatively higher level of favorable prior period development.

•	Ovations reported revenues of $6.4 billion in the second quarter, up $4.1 billion or 180 percent year-over-year and $168 million or 3 percent from the first quarter of 2006. Ovations revenues grew 95 percent year-over-year on an organic basis, including the launch of Part D and growth in the PacifiCare senior businesses subsequent to closing.

•	Ovations saw a strong increase in senior participation in medical products through the first six months of 2006, with gains in Medicare supplement product membership of 30,000 people in the second quarter and 85,000 people year-to-date. Similarly, Secure Horizons programs added 100,000 more seniors in the second quarter, bringing total year-to-date organic growth to 215,000 people in this set of offerings.

•	The Ovations Part D business served a total of 5.7 million seniors as of June 30, 2006, and generated revenue of $1.5 billion and a reduced loss from operations in the second quarter as compared to first quarter 2006. The Part D business is well on track to provide positive contributions to earnings on a GAAP basis in the third and fourth quarters and meet its 2006 full-year operating margin target of 3 percent to 4 percent.

•	AmeriChoice second quarter revenues of $913 million increased $69 million or 8 percent year-over-year and $23 million or 3 percent from the first quarter of 2006.

•	AmeriChoice membership increased by a total of 110,000 people through the first six months of 2006, including growth of 15,000 individuals in the second quarter.

Business Description

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly Financial Performance

Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues	$1.39 billion	$1.37 billion	$1.24 billion
Earnings From Operations	$218 million	$215 million	$185 million
Operating Margin	15.7%	15.7%	14.9%

Key Developments

•	Second quarter revenues of $1.4 billion increased $153 million or 12 percent year-over-year and $22 million or 2 percent over the first quarter of 2006.

•	Uniprise increased the number of people it serves in the national multilocation employer segment by 90,000 in the second quarter, bringing year-to-date organic growth to 490,000 new consumers. Uniprise and UnitedHealthcare together have grown their employer-sponsored health benefits businesses by 715,000 people through the first six months of 2006.

•	Participation in consumer-driven health plan products grew by 175,000 people in the second quarter and reached 1.8 million people across UnitedHealth Group businesses as of June 30, 2006, reflecting growing market response to new approaches that provide clinical and financial transparency along with individual consumer control.

•	Uniprise earnings from operations of $218 million grew $33 million or 18 percent year-over-year and $3 million or 1 percent over the first quarter of 2006. The Uniprise operating margin of 15.7 percent expanded 80 basis points year-over-year, reflecting ongoing advances in quality process improvements.

Business Description

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to help consumers improve their health and well-being.

Quarterly Financial Performance

Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues	$990 million	$980 million	$678 million
Earnings From Operations	$186 million	$182 million	$130 million
Operating Margin	18.8%	18.6%	19.2%

Key Developments

•	Second quarter revenues rose to $990 million, up $312 million or 46 percent year-over-year and $10 million or 1 percent from the first quarter of 2006.

•	Specialized Care Services signed new contracts in the second quarter totaling more than $100 million in projected new annual revenue with payers and other entities that represent 2.2 million people. Effective dates of service commence from July 1, 2006 through early 2007.

•	In the second quarter, earnings from operations of $186 million increased $56 million or 43 percent year-over-year and $4 million or 2 percent sequentially.

•	The Specialized Care Services second quarter operating margin of 18.8 percent remained generally consistent with prior periods, increasing 20 basis points sequentially and decreasing 40 basis points year-over-year. The slight year-over-year margin decrease reflected strong growth in comparatively lower margin service lines, offset by continued gains in quality initiatives and operating efficiencies.

Business Description

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance

Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues	$211 million	$200 million	$175 million
Earnings From Operations	$32 million	$34 million	$23 million
Operating Margin	15.2%	17.0%	13.1%

Key Developments

•	Ingenix revenues increased $36 million, or 21 percent year-over-year, to $211 million in the second quarter of 2006, reflecting strong growth across the full scope of Ingenix product lines.

•	The Ingenix contract revenue backlog across its diverse product lines reached more than $1.05 billion at June 30, 2006. This compares to backlog levels of $822 million for the comparable prior-year period and $850 million as of year-end 2005, highlighting growing revenue momentum.

•	New sales activity in the second quarter included significant new orders in pharmaceutical safety and research services, decision-support tools, fraud and recovery services, and technologies to collect, analyze and manage medical cost data.

•	Ingenix second quarter earnings from operations increased $9 million or 39 percent year-over-year and decreased $2 million or 6 percent sequentially. The second quarter operating margin of 15.2 percent declined 180 basis points from first quarter 2006 and increased 210 basis points year-over-year. The sequential reduction in operating margin in the second quarter was due to increased new product development and marketing activities, as well as the typical seasonal slowdown in shipments of coding and referential products to the physician and provider market segment.

•	Ingenix anticipates sequential gains in revenues, earnings from operations and operating margin in the second half of 2006 as compared to the first six months, as product revenues are expected to again increase seasonally in the second half of the year.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenue received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; potential consequences surrounding findings of our ongoing internal investigation, investigation by a committee of our independent directors and informal SEC inquiry into our stock option granting practices, as well as a subpoena from the office of the U.S. Attorney for the Southern District of New York requesting documents relating to stock option grants since 1999 and a request from the Internal Revenue Service for documents relating to the compensation of certain executive officers; uncertainty of results of pending civil litigation relating to our stock option granting practices; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized. This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on

Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #1716933. This earnings release and the Form 8-K dated July 19, 2006, which may also be accessed in the Investor Information section of the Company’s Web site at http://www.unitedhealthgroup.com/invest/finsec.htm, include a reconciliation of non-GAAP financial measures.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2006

• Consolidated Statements of Operations

• Condensed Consolidated Balance Sheets

• Condensed Consolidated Statements of Cash Flows

• Segment Financial Information

• Customer Profile Summary

• Non-GAAP Financial Measures and Supplementary Information

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005 (a)(b)	2006	2005 (a)(b)
REVENUES
Premiums	$16,509	$10,339	$32,716	$20,487
Services	1,213	920	2,420	1,822
Investment and Other Income	195	129	367	243

Total Revenues	17,917	11,388	35,503	22,552

COSTS
Medical Costs	13,535	8,314	26,908	16,469
Operating Costs	2,576	1,717	5,146	3,417
Depreciation and Amortization	168	108	325	217

Total Costs	16,279	10,139	32,379	20,103

EARNINGS FROM OPERATIONS	1,638	1,249	3,124	2,449
Interest Expense	(116)	(55)	(198)	(104)

EARNINGS BEFORE INCOME TAXES	1,522	1,194	2,926	2,345
Provision for Income Taxes	(548)	(424)	(1,053)	(832)

NET EARNINGS	$974	$770	$1,873	$1,513

BASIC NET EARNINGS PER COMMON SHARE	$0.73	$0.61	$1.39	$1.19

DILUTED NET EARNINGS PER COMMON SHARE	$0.70	$0.58	$1.33	$1.14

Diluted Weighted-Average Common Shares Outstanding	1,396	1,321	1,409	1,331

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Starting in 2006, we have reclassified or “grossed up” premium revenue and expenses for a Uniprise account. We have conformed all reporting periods to this practice to make all periods comparable. This change had no impact to reported earnings.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2006	December 31, 2005 (a)
ASSETS
Cash and Short-Term Investments	$10,049	$6,011
Accounts Receivable, net	1,350	1,200
Other Current Assets	4,094	3,339

Total Current Assets	15,493	10,550
Long-Term Investments	8,937	8,971
Other Long-Term Assets	22,217	21,763

Total Assets	$46,647	$41,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,241	$7,301
Commercial Paper and Current Maturities of Long-Term Debt	939	3,261
Other Current Liabilities	9,996	5,992

Total Current Liabilities	19,176	16,554
Long-Term Debt, less current maturities	6,450	3,850
Future Policy Benefits for Life and Annuity Contracts	1,799	1,761
Deferred Income Taxes and Other Liabilities	1,066	1,174
Shareholders’ Equity	18,156	17,945

Total Liabilities and Shareholders’ Equity	$46,647	$41,284

The table below summarizes certain non-GAAP balance sheet data excluding AARP related amounts:

	June 30, 2006	December 31, 2005
Accounts Receivable, net	$929	$786
Other Current Assets	$2,317	$1,547
Other Current Liabilities	$8,848	$4,787
Medical Costs Payable	$7,191	$6,300
Days Medical Costs in Medical Costs Payable (b)	53	61

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Days Medical Costs in Medical Costs Payable was 53 days as of March 31, 2006. Days Medical Costs in Medical Costs Payable as of December 31, 2005 of 61 days excludes the impact of PacifiCare Health Systems, Inc. (PacifiCare), which was acquired in December 2005.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2006	2005 (a)
Operating Activities
Net Earnings	$1,873	$1,513
Noncash Items:
Depreciation and amortization	325	217
Deferred income taxes and other	(308)	(99)
Stock-based compensation	174	117
Net changes in operating assets and liabilities	2,542	629

Cash Flows From Operating Activities (b)	4,606	2,377

Investing Activities
Cash paid for acquisitions, net of cash assumed	(647)	(115)
Purchases of property, equipment and capitalized software, net	(329)	(222)
Net sales and maturities/(purchases) of investments	(147)	(471)

Cash Flows Used For Investing Activities	(1,123)	(808)

Financing Activities
Common stock repurchases	(2,344)	(2,138)
Net change in commercial paper and debt	583	227
Stock-based compensation excess tax benefit	195	120
Customer funds administered	1,977	78
Other, net	150	195

Cash Flows From (Used For) Financing Activities	561	(1,518)

Increase in cash and cash equivalents	4,044	51
Cash and cash equivalents, beginning of period	5,421	3,991

Cash and cash equivalents, end of period	$9,465	$4,042

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments on page 8 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005
UnitedHealthcare	$8,758	$6,694		$17,405	$13,300
Ovations	6,367	2,274		12,566	4,469
AmeriChoice	913	844		1,803	1,671

Health Care Services	16,038	9,812		31,774	19,440
Uniprise	1,392	1,239	(b)	2,762	2,457	(b)
Specialized Care Services	990	678		1,970	1,325
Ingenix	211	175		411	341
Eliminations	(714)	(516)		(1,414)	(1,011)

Total Consolidated	$17,917	$11,388		$35,503	$22,552

EARNINGS FROM OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005 (a)	2006	2005 (a)
Health Care Services	$1,202	$911	$2,257	$1,792
Uniprise	218	185	433	362
Specialized Care Services	186	130	368	254
Ingenix	32	23	66	41

Total Consolidated	$1,638	$1,249	$3,124	$2,449

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Reflects a reclassification to conform to the 2006 presentation as described on page 2 of these financial schedules.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	June 2006 (a)	March 2006	December 2005	June 2005	December 2004
Commercial Businesses
Risk-based	14,590	14,610	14,655	11,530	10,820
Fee-based	18,415	18,340	17,285	16,665	15,525
Federal, State, and Municipal Governments (b)	13,895	12,660	8,870	7,075	7,035
Individual Consumers (c)	1,180	1,420	1,685	1,540	1,455
Institutional (d)	21,950	22,415	23,630	19,715	19,005

Grand Total	70,030	69,445	66,125	56,525	53,840

Total Medicare Part D (included above)	5,670	4,500

Consumer-Directed Health Plans (included above)	1,800	1,625	1,175	1,005	560

Supplemental Segment Profile - Health Care Services and Uniprise
	June 2006 (a)	March 2006	December 2005	June 2005	December 2004
Health Care Services:
Risk-based commercial	9,910	9,955	10,105	7,700	7,655
Fee-based commercial	4,620	4,600	3,990	3,455	3,305
Medicare Advantage	1,395	1,295	1,150	355	330
Medicaid	1,360	1,345	1,250	1,265	1,260

Total Health Care Services	17,285	17,195	16,495	12,775	12,550

Uniprise	11,035	10,945	10,495	10,540	9,875

(a)	Excludes 35,000 risk-based commercial and 20,000 fee-based commercial individuals served in connection with an acquisition which closed on June 30, 2006.
(b)	Increase primarily due to individuals served in connection with the new Medicare Part D program beginning January 1, 2006.
(c)	Decrease primarily due to individuals who historically had non-governmental drug cards switching to the Medicare Part D program.
(d)	Decrease primarily due to individuals who historically had only AARP Medicare supplement products, but added drug coverage under the Medicare Part D program.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30, 2006				Six Months Ended June 30, 2006
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items		Consolidated “Part D Normalized”	Consolidated GAAP Reporting	Non-GAAP Reconciling Items		Consolidated “Part D Normalized”
REVENUES
Premiums	$16,509	$(76	)(a)	$16,433	$32,716	$(423	)(a)	$32,293
Services	1,213	—		1,213	2,420	—		2,420
Investment and Other Income	195	—		195	367	—		367

Total Revenues	17,917	(76)		17,841	35,503	(423)		35,080

COSTS
Medical Costs	13,535	(143	)(b)	13,392	26,908	(597	)(b)	26,311
Operating Costs	2,576	—		2,576	5,146	—		5,146
Depreciation and Amortization	168	—		168	325	—		325

Total Costs	16,279	(143)		16,136	32,379	(597)		31,782

EARNINGS FROM OPERATIONS	1,638	67		1,705	3,124	174		3,298

Interest Expense	(116)	—		(116)	(198)	—		(198)

EARNINGS BEFORE INCOME TAXES	1,522	67		1,589	2,926	174		3,100

Provision for Income Taxes	(548)	(24)		(572)	(1,053)	(63)		(1,116)

NET EARNINGS	$974	$43		$1,017	$1,873	$111		$1,984

BASIC NET EARNINGS PER COMMON SHARE	$0.73	$0.03		$0.76	$1.39	$0.08		$1.47

DILUTED NET EARNINGS PER COMMON SHARE	$0.70	$0.03		$0.73	$1.33	$0.08		$1.41

Diluted Weighted-Average Common Shares Outstanding	1,396	1,396		1,396	1,409	1,409		1,409

Medical Care Ratio	82.0%			81.5%	82.2%			81.5%
Operating Cost Ratio	14.4%			14.4%	14.5%			14.7%
Operating Margin	9.1%			9.6%	8.8%			9.4%
Return on Equity	21.8%			22.6%	20.9%			22.1%

Note:	The Company began providing Medicare Part D prescription drug insurance coverage on January 1, 2006. As a result of the Medicare Part D benefit design, the Company incurs benefit costs unevenly during the contract year with a disproportionate amount of claims incurred in the first half of the annual contract year. On a full year basis, management estimates that Medicare Part D will generate a 3% to 4% operating margin, however, as a result of the benefit design, Medicare Part D revenues of approximately $3.1 billion generated a negative operating margin of approximately 4% during the first half of 2006.

The “Part D Normalized” results have been presented to enhance comparability with 2005 quarterly results. The “Part D Normalized” results assume that full year Medicare Part D benefit costs are recognized based on actuarially projected utilization over the contract year. Accordingly, “Part D Normalized” results for the first half of 2006 include a pro rata share of management’s estimate of full year 2006 Medicare Part D benefit costs relating to beneficiaries as of June 30, 2006. “Part D Normalized” results are not meant to be considered in isolation or as a substitute for net earnings or diluted net earnings per share prepared in accordance with GAAP.

(a)	Represents estimated CMS Medicare Part D risk-share premium adjustment that is recorded under GAAP as results fall within the provisions of the risk-sharing arrangement. This adjustment is not necessary under “Part D Normalized” as medical costs reflect a pro-rata share of estimated annual medical costs.
(b)	Represents actual medical costs incurred under the Medicare Part D contract in excess of a pro-rata share of estimated annual medical costs.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Adjusted Cash Flows (a)

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP Cash Flows From Operating Activities	$1,718	$1,242	$4,606	$2,377
July 2006 CMS Premium Payment Received in June 2006	(1,511)	—	(1,511)	—
April 2006 CMS Premium Payment Received in March 2006	1,336	—	—	—
January 2005 CMS Premium Payment Received in December 2004	—	—	—	275

Adjusted Cash Flows From Operating Activities	$1,543	$1,242	$3,095	$2,652

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Supplementary Information - Reinsurance Reclassification

(in millions)

(unaudited)

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
	Historical Reporting (a)	Reclassification	As Adjusted	Historical Reporting (a)	Reclassification	As Adjusted
UnitedHealth Group Consolidated
Revenues	$17,609	$308	$17,917	$34,890	$613	$35,503
Medical Costs	$13,255	$280	$13,535	$26,347	$561	$26,908
Operating Costs	$2,548	$28	$2,576	$5,094	$52	$5,146
Medical Care Ratio	81.8%		82.0%	82.1%		82.2%
Operating Cost Ratio	14.5%		14.4%	14.6%		14.5%

Uniprise
Revenues	$1,084	$308	$1,392	$2,149	$613	$2,762
Operating Margin	20.1%		15.7%	20.1%		15.7%

	Three Months Ended June 30, 2005			Six Months Ended June 30, 2005
	Historical Reporting (a)	Reclassification	As Adjusted	Historical Reporting (a)	Reclassification	As Adjusted
UnitedHealth Group Consolidated
Revenues	$11,111	$277	$11,388	$21,998	$554	$22,552
Medical Costs	$8,061	$253	$8,314	$15,963	$506	$16,469
Operating Costs	$1,693	$24	$1,717	$3,369	$48	$3,417
Medical Care Ratio	80.1%		80.4%	80.1%		80.4%
Operating Cost Ratio	15.2%		15.1%	15.3%		15.2%

Uniprise
Revenues	$962	$277	$1,239	$1,903	$554	$2,457
Operating Margin	19.2%		14.9%	19.0%		14.7%

(a)	Reflects the impact of FAS 123R, which we adopted effective January 1, 2006.

Note:	Starting in 2006, we have reclassified or “grossed up” premium revenue and expenses for a Uniprise account where we have employed third party reinsurance. While this reinsurance contract has been in place for a number of years, recent accounting interpretations suggest this reinsurance arrangement be presented on a gross versus net basis. We have conformed all reporting periods to this practice to make all periods comparable. This change had no impact to reported earnings.